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                                                                     EXHIBIT L.1


VEDDER PRICE                   VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                               222 NORTH LASALLE STREET
                               CHICAGO, ILLINOIS 60601
                               312-609-7500
                               FACSIMILE: 312-609-5005

                               A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. WHITH OFFICES IN CHICAGO, NEW YORK CITY AND LIVINGSTON, NEW JERSEY






                                                                 October 9, 2002



Nuveen Quality Preferred Income Fund 2
333 West Wacker Drive
Chicago, IL 60606

         Re: Nuveen Quality Preferred Income Fund 2 FundPreferred Shares to be Issued Pursuant to the Underwriting Agreement (File Nos. 333-98815; 811-21137


Ladies and Gentlemen:

         We are acting as counsel to Nuveen Quality Preferred Income Fund 2, a Massachusetts business trust (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration, authorization and proposed issuance of 4,800 shares Series M, 4,800 shares Series T, 4,800 shares Series W, 4,800 shares Series TH and 4,800 shares Series F of the Fund's FundPreferred shares, with a liquidation preference of $25,000 per share (the "Shares"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. Insofar as this opinion pertains to matters governed by the laws of The Commonwealth of Massachusetts, we are relying, with your consent, solely upon the opinion of Bingham McCutchen LLP dated October 9, 2002, which opinion is satisfactory in substance and form to us.

         We have assumed that the Registration Statement, the underwriting agreement (the "Underwriting Agreement") and the Statement Establishing and Fixing the Rights and Preferences of FundPreferred Shares (the "Statement") will be duly completed, executed and delivered in accordance with the resolutions of the Trustees attached to a Certificate of the Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust ("Declaration"), Statement, by-laws, and certain resolutions adopted by the Trustees of the Fund, and that the Statement will be duly filed with the Office of the Secretary of The Commonwealth of Massachusetts.

         Based upon the foregoing, it is our opinion that:

         (1) The Fund is duly established and validly existing under the Fund's Declaration and laws of The Commonwealth of Massachusetts as a voluntary association with



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Nuveen Quality Preferred Income Fund 2
October 9, 2002
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                   transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         (2) The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as Exhibit l.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.

                                               Very truly yours,




                                               Vedder, Price, Kaufman & Kammholz

DAS/COK